THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is made this 1st day of July, 2020, by and between Invesco Advisers, Inc., a Delaware corporation (the “Administrator”) and Short-Term Investments Trust, a Delaware statutory trust (the “Trust”) with respect to the separate series set forth in Appendix A to this Agreement, as the same may be amended from time to time (the “Portfolios”), and amends and restates the prior Agreement between the Administrator and the Trust with respect to the separate series set forth in Appendix A to this Agreement, dated                July 1, 2006, as amended to date.

W I T N E S S E T H:

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust, on behalf of the Portfolios, has retained the Administrator to perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services as well as investment advisory services to the Portfolios, and that the Administrator may receive reasonable compensation or may be reimbursed for its costs in providing such additional services, upon the request of the Board of Trustees and upon a finding by the Board of Trustees that the provision of such services is in the best interest of the Portfolios and their shareholders; and

WHEREAS, the Board of Trustees has found that the provision of such administrative services is in the best interest of the Portfolios and their shareholders, and has requested that the Administrator perform such services;

NOW, THEREFORE, the parties hereby agree as follows:

1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services by the Administrator or its affiliates:

(a) the services of a principal financial officer of the Trust (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Trust and the Portfolios, including the review of daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

(b) to the extent not otherwise required under the Administrator’s investment advisory agreement with the Trust, supervising the operations of the custodian(s), transfer agent(s) or dividend agent(s) for the Portfolios; or otherwise providing services to shareholders of the Portfolios; and

(c) to the extent not otherwise required under the Administrator’s investment advisory agreement with the Trust, such other administrative services as may be furnished from time to time by the Administrator to the Trust or the Portfolios at the request of the Trust’s Board of Trustees, provided, however, that nothing in this Agreement shall require the Administrator to pay (i) the salary or other compensation of the senior officer of the Trust appointed pursuant to the New York Attorney General’s Assurance of Discontinuance applicable to Invesco Advisers, Inc. dated October 8, 2004; or (ii) the salary or other compensation (or any portion of such salary or other compensation) of any other officer of the Trust that the Trust’s Board of Trustees has agreed should be paid by the Trust or the Portfolios so long as such agreement is evidenced by a resolution of the Board of Trustees.

(d) Money Market Funds Administrative Services (Money Market Funds only) (i) implementation and oversight of procedures to accommodate a floating net asset value

(NAV) for money market funds that do not maintain a stable NAV, including additional valuation requirements, (ii) assistance with the implementation and maintenance of redemption fees and redemption gates imposed by the funds, (iii) implementation and maintenance of enhanced website reporting now required for money market funds, (iv) administration and coordination of N-MFP filings, (v) administration and coordination of Form N-CR filings, as needed, (vi) coordination of any additional tax analysis related to floating NAV money market funds and redemption fees, (vii) implementation and oversight of enhanced stress testing now required for money market funds, (viii) implementation and oversight of new diversification requirements for money market funds; and (ix) modification of internal systems to accommodate the foregoing services (collectively, the “Money Market Fund Administrative Services”);

2. The services provided hereunder shall at all times be subject to the direction and supervision of the Trust’s Board of Trustees.

3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Trust, on behalf of the Portfolios, shall pay the Administrator in accordance with the Fee Schedule as set forth in Appendix A attached hereto. Such amounts shall be paid to the Administrator on a monthly basis.

4. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Trust or the Portfolios in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

5. The Trust and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

6. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a trustee, officer or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. This Agreement shall become effective with respect to a Portfolio on the Effective Date for such Portfolio, as set forth in Appendix A attached hereto. This Agreement shall continue in effect until June 30, 2021, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

(a) (i) by the Trust’s Board of Trustees or (ii) by the vote of “a majority of the outstanding voting securities” of such Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

(b) by the affirmative vote of a majority of the trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a) (4) of the 1940 Act).

8. This Agreement may be amended or modified with respect to one or more Portfolios, but only by a written instrument signed by both the Trust and the Administrator.

9. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.

10. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at 11 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: President, with a copy to the General Counsel, or (b) to the Trust at 11 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: President, with a copy to the General Counsel.

11. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

12. This Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

INVESCO ADVISERS, INC.

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President & Secretary

(SEAL)

SHORT-TERM INVESTMENTS TRUST

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer

(SEAL)

APPENDIX A

TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

SHORT-TERM INVESTMENTS TRUST

Portfolios	Effective Date of Agreement
Invesco Government & Agency Portfolio	July 1, 2006
Invesco Liquid Assets Portfolio	July 1, 2006
Invesco STIC Prime Portfolio	July 1, 2006
Invesco Tax-Free Cash Reserve Portfolio	April 30, 2008
Invesco Treasury Portfolio	July 1, 2006
Invesco Treasury Obligations Portfolio	July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*	The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.
**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.

In addition to the rate described above, Invesco Government & Agency Portfolio, Invesco Treasury Obligations Portfolio, Invesco Liquid Assets Portfolio, Invesco STIC Prime Portfolio, Invesco Tax-Free Cash Reserve Portfolio and Invesco Treasury Portfolio shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.

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